Exhibit 10.3

DATED July 10th, 2024

BITMAIN TECHNOLOGIES DELAWARE LIMITED

(“BITMAIN”)

and

Cipher Mining Infrastructure LLC

(“PURCHASER”)

AMENDMENT AGREEMENT TO

FUTURE SALES AND PURCHASE AGREEMENT (ANTMINER T21)

relating to the purchase of Hash Super Computing Server, T21

Dated December 16th, 2023

BM Ref: SALES-20240627-01

THIS AMENDMENT AGREEMENT (this “Amendment”) is made on July 10th, 2024.

BETWEEN:

(1)
BITMAIN TECHNOLOGIES DELAWARE LIMITED, a company incorporated and existing under the laws of the State of Delaware, the United States (File Number: 6096946) (“BITMAIN”); and
(2)
Cipher Mining Infrastructure LLC, a company incorporated and existing under the laws of the State of Delaware, the United States (File Number: 93-4777486) (“Purchaser”).

(together the “Parties” and each a “Party”).

RECITALS

(A)
BITMAIN and the Purchaser have entered into a Future Sales and Purchase Agreement (ANTMINER T21) (BM Ref: T21-XS-00120231216005) dated December 16th, 2023 (as amended by the Supplemental Agreement (BM Ref: SALES-20240602-01) dated June 5, 2024, the “Original Agreement”) in respect of (1) HASH Super Computing Servers (Model: S21 Pro) of a reference quantity of 30,364 to be delivered in September and October 2024 with an estimated total purchase price of US$134,287,826.40 and (2) a right to purchase additional HASH Super Computing Servers (Model: T21) of a maximum quantity of 45,706 by December 31, 2024, with an estimated total price of US$121,577,960.
(B)
As of the date hereof, none of the Products under the Original Agreement has been executed and delivered.
(C)
The Parties wish to enter into this Amendment regarding certain amendments to the Original Agreement. Unless the context otherwise requires, terms defined in the Original Agreement shall have the same meaning in this Amendment.

IT IS AGREED AS FOLLOWS:

1.
Amendments to paragraph 1.1 and 1.2 of Appendix C of the Original Agreement. The Parties hereby agree that paragraph 1.1 and 1.2 of Appendix C of the Original Agreement shall be deleted in its entirety and replaced as per below:

“1.1 Right to Purchase. Subject to the terms and conditions of this Agreement, at any time during the period from the date of this Agreement to June 30, 2025 (the “Call Option Period”), the Purchaser shall have the right (the “Call Option”), but not the obligation, to purchase, in whole or in part, additional Products having the same or better specifications listed in the table below (the “Forward Deliverables”) at the Call Purchase Price (as defined below) in one or more transactions, which may be done in more than one batch in non-consecutive months. The maximum rated hashrate of the Forward Deliverables if exercising the Call Option in full shall be 8,684,280 T with a total purchase price of US$186,712,020.00 (“Call Purchase Price”), representing US$21.5 per T and full unit price of US$5,805 per unit, and the maximum quantity of Forward Deliverables shall be approximately 32,164 units.

Type	Details
Product Name	HASH Super Computing Server
Model	S21 XP
Rated Hashrate per Unit, T/s	270
Rated Power per Unit, W	3,645
J/T	13.5
Description

1. BITMAIN procures with commercially reasonable efforts that the error range of the J/T indicator does not exceed 10%.

2. The Rated Hashrate per Unit and Rated Power per Unit are for reference only and such indicator of each batch or unit of Products may differ. BITMAIN makes no representation on the Rated Hashrate per Unit and/or the Rated Power per Unit of any Products.

3. Purchaser shall not reject the Products on the grounds that the parameters of the delivered Products are not in consistence with the reference indicators; provided that the parameters of the delivered Products are within the error range set forth above.

1.2 Call Purchase Fee. The Purchaser shall pay BITMAIN an amount of US$18,671,202.00 as the consideration of the Call Option (“Call Purchase Fee”), which is calculated as 10% of the Call Purchase Price. As the date hereof, the Purchaser has already paid to BITMAIN an amount of US$12,157,796.00 (“Initial Down Payment”) towards the Call Purchase Fee and an amount of US$6,513,406.00 (“Additional Down Payment”) shall be paid to BITMIN by the Purchaser within 7 days after the execution of this Amendment.

1.2.1 Exercise of the Call Option in Full. In the event the Purchaser exercises the Call Option in whole, the Call Purchase Fee shall be applied in whole towards the settlement of the Call Purchase Price.

1.2.2 Exercise of the Call Option in Part. In the event that the Purchaser only exercises a portion of the Call Option (less than 100%), a proportion of the Call Purchase Fee, corresponding to the ratio of the quantity to be purchased to 32,164 units shall be applied to settle the total purchase price of Forward Deliverables, while any remaining proportion of the Call Purchase Fee shall be forfeited to BITMAIN.

1.2.3 Upon exercise of the Call Option in accordance with either subparagraph 1.2.1 or 1.2.2, the Purchaser shall be obligated to pay the corresponding proportionate amount of the Call Purchase Price associated with the exercise of the Call Option less the corresponding proportionate amount of the Call Purchase Fee already paid to BITMAIN, according to the schedule of payment as follows:

Payment	Payment Percentage	Payment Date
Initial Down Payment	$12,157,796	Purchaser already paid to BITMAIN $12,157,796 in connection with the execution of the Original Agreement
Additional Down Payment	$6,513,406, (together with the Initial Down Payment, 10%)	$6,513,406 shall be paid within 7 days after the execution of this Amendment
Interim Payment	10%

10% of the total purchase price of the applicable batch of the relevant Forward Deliverables shall be paid within 7 days of applicable Notice of Exercise issued under paragraph 1.4.i. of this Appendix C

Interim Payment	30%

30% of the total purchase price of each batch of Forward Deliverables shall be paid at least 3 months prior to the first day of the Shipping Period of Call Purchase (as defined below) of such batch of Forward Deliverables

Interim Payment	30%

30% of the total purchase price of each batch of Forward Deliverables shall be paid at least [1] month prior to the first day of the Shipping Period of Call Purchase of such batch of Forward Deliverables

Balance Payment	20%	20% of the total purchase price of each batch of Forward Deliverables shall be paid within [180] days after the first day of the Shipping Period of Call Purchase of such batch of Forward Deliverables”
2.
For the avoidance of doubt, except as set out in this Amendment, the provisions of the Original Agreement shall not otherwise be affected by this Amendment and shall remain in full force and effect. In the event of discrepancies between this Amendment and the Original Agreement, the provisions of this Amendment shall prevail.
3.
Further Assurance. At all times after the date of this Amendment, each of the Parties agrees to perform (or procure the performance of) all such acts and things and/or to execute and deliver (or procure the execution and delivery of) all such documents, as may be required by law or as may be necessary or reasonably requested by the other parties for giving full effect to this Amendment.
4.
Except as modified by this Amendment, Clauses 1 to 25 of the Original Agreement apply mutatis mutandis to this Amendment.

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IN WITNESS whereof this Amendment has been duly executed by the undersigned on the date first above written.

EXECUTED BY:

BITMAIN TECHNOLOGIES DELAWARE LIMITED

By: /s/ Cheng Ran

Name: Cheng Ran

Title: Director

EXECUTED BY:

Cipher Mining Infrastructure LLC

By: /s/ William Iwaschuk

Name: William Iwaschuk

Title: Co-President & CLO